EXHIBIT 4.8

GUARANTEE AGREEMENT

THIS AGREEMENT made as of the 10th day of August, 2004.

BETWEEN:

INTERNATIONAL HI-TECH INDUSTRIES INC., of 1096 West 10th Avenue, Vancouver, British Columbia, V6H 1H8

(the "Company")

AND:

DR. RENE ABI-RACHED, of 325 West King Edward Avenue, Vancouver, British Columbia, V5Y 2J1

(the "Guarantor")

WHEREAS:

(A) The Company has secured first mortgage financing (the "Financing") with Peoples Trust Company (the "Lender") over its Hopcott Road property, in Delta, British Columbia; and

(B) The Guarantor has agreed to provide the Lender a personal guarantee in connection with the Financing on the terms provided herein.

NOW THEREFORE THIS AGREEMENT WITNESSES:

Guarantee

The Guarantor hereby agrees to provide a personal guarantee to the Lender in connection with the Financing.

Amount of Guarantee

The amount of the guarantee with respect to the Financing is the $4,500,000 principal of the Financing plus any unpaid interest. The parties agree that the market value of the guarantee equals 11.2% of the said $4,500,000 principal.

Guarantor Compensation

In consideration of the guarantee of the Financing to be provided to the Lender and in consideration of the Guarantor agreeing not to withdraw such guarantee, the Company hereby agrees to allot and issue to the Guarantor's nominee, Garmeco International Consulting Engineers S.A.L., 2,652,632 fully paid and non-assessable Common shares of the Company, such shares having an agreed value of $0.19 per share.

Company's Representations

The Company represents and warrants to the Guarantor that:

* this Agreement has been authorized by all necessary corporate proceedings and is a valid and binding obligation of the Company enforceable in accordance with its terms; and

* the Company shall, notwithstanding any claim as made against the Guarantor, continue to be liable to extinguish the primary indebtedness incurred by it in connection with the Financing and notwithstanding such indebtedness may be guaranteed by the Guarantor.

Representation of the Guarantor

The Guarantor represents and warrants to the Company that:

* the Guarantor has all requisite authority to enter into this Agreement and to provide the financial assistance contemplated hereby; and

* the Guarantor has the financial ability to meet its obligations and to provide the guarantee contemplated hereunder.

Regulatory Approval

The parties agree that this Agreement is subject to acceptance for filing by the TSX Venture Exchange. The Guarantor shall not be bound to provide the financial assistance herein contemplated (and if the Guarantor has already done so, the Guarantor may withdraw the financial assistance) unless and until the acceptance of the TSX Venture Exchange has been obtained. If such acceptance has not been obtained within 120 days of the date hereof then this Agreement shall be null and void and of no further force and effect.

General

The following provisions are also applicable hereto:

* this Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia;

* each of the parties hereto agrees to execute such further and other documents and assurances as may be reasonably required to effect the intent hereof and notwithstanding the generality of the foregoing shall execute such letters of credit, bank guarantees, treasury orders, post-completion regulatory filings and the like as may be required by the other party;

* the Guarantor acknowledges that Lang Michener LLP is acting only for the Company with respect to this Agreement and that the Guarantor has obtained or has been encouraged to obtain independent legal advice; and

* any notice or other communication required or permitted hereunder shall be sufficiently given if delivered by the party to whom it is given at the address first above written or as a party may change from time to time. A party may effect notice by telecopier only when it has first hand delivered a notice providing for such change.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTERNATIONAL HI-TECH INDUSTRIES INC.

Per: /s/ Roger A. Rached
___________________________________
Authorized Signatory

/s/ Dr. Rene Abi-Rached
___________________________________
DR. RENE ABI-RACHED